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                                    GE FUNDS

          INSTRUMENT EVIDENCING ESTABLISHMENT AND DESIGNATION OF SERIES OF SHARES OF BENEFICIAL INTEREST, $.001 PAR VALUE PER SHARE

         WHEREAS, Section 5.11 of the Declaration of Trust dated August 10, 1992 (as amended from time to time the "Declaration") of GE Funds (the "Trust") provides that the Trustees of the Trust may establish and designate new series of shares and that such establishment and designation shall be effective upon the execution of an instrument in writing by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust.

         WHEREAS, the Board of Trustees of the Trust has heretofore established and designated in the aggregate seventeen (17) series of beneficial interest in the Trust, with each such series having the relative rights and preferences as set forth in paragraphs (a) through (f) of Section 5.11 of the Declaration (the "Existing Series");

         WHEREAS, by action of the Board of Trustees of the Trust taken at a meeting held on December 13, 1999, four additional series of the Trust were established and designated having the relative rights and preferences as set forth in paragraphs (a) through (f) of Section 5.11 of the Declaration.

         NOW, THEREFORE, in addition to the Existing Series, the following series have been established effective as of the date set forth below:

                  GE Premier Research Equity Fund
                  GE Premier Value Equity Fund
                  GE Premier International Equity Fund
                  GE S&P 500 Index Fund

each such series having the relative rights and preferences as set forth in paragraphs (a) through (f) of Section 5.11 of the Declaration.

         IN WITNESS WHEREOF, the undersigned, being the Treasurer of the Trust and acting pursuant to a vote of a majority of the Trustees of the Trust, has hereunto set his hand as of the 16th day of March, 2000.

                                       By: /s/ Matthew J. Simpson
                                          -----------------------------------
                                              Name:      Matthew J. Simpson
                                              Title:     Secretary